Exhibit 10.30

FOURTH AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT

(Sunnova Energy Corporation – 20 Greenway Plaza)

THIS FOURTH AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT (this “Amendment”) is dated effective and for identification purposes as of May 7, 2019, and is made by and between 20 GREENWAY PLAZA LLC, a Delaware limited liability company (“Landlord”), and SUNNOVA ENERGY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Office Building Lease Agreement dated August 29, 2014, as amended by that certain First Amendment to Office Building Lease Agreement (the “First Amendment”) dated May 18, 2015, that certain Second Amendment to Lease (the “Second Amendment”) dated June 1, 2015, and that certain Third Amendment to Lease dated November 15, 2018 (the “Third Amendment”) (collectively with all existing and future amendments, the “Lease”), pertaining to the premises currently comprised of a total of approximately 53,452 rentable square feet of space, commonly referred to as Suite 350 (containing approximately 2,850 rentable square feet of space), Suite 400 (containing approximately 11,214 rentable square feet of space), Suite 475 (containing approximately 19,894 rentable square feet of space), and Suite 750 (containing approximately 19,494 rentable square feet of space) (collectively, the “Premises”), of 20 East Greenway Plaza, Houston, Texas 77046 (the “Building”); and

WHEREAS, Landlord and Tenant desire to enter into this Amendment to expand the Premises and provide for certain other matters as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

1. Definitions. The capitalized terms used herein shall have the same definitions as set forth in the Lease, unless otherwise defined herein.

2. Expansion.

(a) Suite 540. The term “Suite 540” is hereby defined to be and to mean that certain space located on the fifth (5th) floor of the Building commonly referred to as Suite 540, consisting of approximately 18,280 rentable square feet of space (which square footage is the final agreement of the parties as to the total square footage of Suite 540, and not subject to adjustment), as outlined on Exhibit A attached hereto and incorporated herein by this reference. Accordingly, effective as of the Suite 540 Commencement Date (as hereinafter defined), the Premises, as expanded, shall be deemed to consist of a collective total of approximately 71,732 rentable square feet of space. All existing furniture remaining in Suite 540 after the existing tenant has vacated such space shall become Tenant’s property on the Suite 540 Commencement Date at no additional cost to Tenant.

(b) Suite 540 Commencement Date. The term “Suite 540 Commencement Date” is hereby defined to be and shall mean July 1, 2019, subject to Paragraph 6 below. The Suite 540 Rent Commencement Date shall be July 1, 2019, subject to Paragraph 6 below. So long as Landlord has recovered possession of the Premises from the Existing Tenant (as defined below) before July 1, 2019, then Tenant shall be allowed access to Suite 540 prior to the Suite 540 Commencement Date to install furniture and equipment.

(c) Suite 540 Term. The term “Suite 540 Term” is hereby defined to be and to mean that period of time commencing on the Suite 540 Commencement Date and expiring contemporaneously with the Lease Term on the Extension Expiration Date as defined in Section 2 of the Second Amendment.

(d) Acceptance. Effective as of the Suite 540 Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions set forth in the Lease and herein, Suite 540. Tenant shall accept Suite 540 in its present “as is” condition.

3. Base Rent. During the Suite 540 Term, Tenant shall pay to Landlord Base Rent for Suite 540, which shall be payable in monthly installments, as follows:

SUITE 540

Dates	Annual Rate/RSF	Monthly Installment
Suite 540 Rent Commencement Date – 06/30/20 $21.00	$21.00	$31,990.00
07/01/20 – 06/30/21	$21.50	$32,751.67
07/01/21 – 07/31/22	$22.00	$33,513.33

During the Extension Term, Tenant shall pay to Landlord Base Rent for the Premises (excluding Suite 540, which schedule of Base Rent is set forth above) pursuant to the Lease, as amended. Except as otherwise expressly set forth herein, Base Rent shall be payable pursuant to the terms and conditions of Section 3 of the Lease.

4. Tenant’s Proportionate Share. Beginning on the Suite 540 Commencement Date, Tenant’s Proportionate Share, as defined in Section 1.11 of the Lease, shall be 16.58% (i.e., 71,732 / 432,633). Operating Expenses for 2019 are presently anticipated to be $13.09 per rentable square foot of space in the Premises.

5. Termination Option. Section 5 of the Third Amendment is hereby deleted in its entirety and replaced with the following:

(a) Grant. Landlord hereby grants to Tenant an option (“Termination Option”) to terminate its lease for, and to contract the Premises by, the 11,214 RSF Suite 400 Premises (as defined in the Third Amendment) on December 31, 2019 (“Termination Effective Date”) subject to the following provisions.

(b) Termination Notice. The Termination Option shall be exercisable by Tenant by written notice (“Termination Notice”) to Landlord of Tenant’s election to exercise the Termination Option, such notice to be received by Landlord on or before October 15, 2019. If Tenant fails to deliver to Landlord the Termination Notice on or before said date, the Termination Option shall lapse and Tenant shall have no further right to terminate its lease for, and to contract the Premises by, the Suite 400 Premises.

(c) Termination Fee. In consideration of Landlord’s agreement to allow the termination of the Suite 400 Premises, Tenant shall pay to Landlord the sum of the unamortized portion of all Expenses (as defined below) attributable to the negotiation, execution, and implementation of Tenant’s expansion into the Suite 400 Premises (with interest accruing on such Expenses at the rate of eight percent (8%) per year) as may be reasonably calculated by Landlord (“Termination Fee”). Such Termination Fee shall be paid by Tenant to Landlord within five (5) days after the date of Tenant’s receipt of Landlord’s notice of the amount of the Expenses. “Expenses” shall mean legal fees, broker commissions, rent abatement, construction costs, tenant finish allowance, concessions, and other amounts for Tenant’s benefit in connection with entering into the Third Amendment. shall supply Tenant with documentation of Expenses within ten (10) days of receipt of a written request therefor from Tenant. The Termination Fee shall not be deemed to be a penalty. If the Termination Fee is not timely paid by Tenant to Landlord, the Termination Option shall lapse and Tenant shall have no right to terminate its lease for, and to contract the Premises by, the Suite 400 Premises.

(d) Survival of Obligations. In the event Tenant has satisfied the provisions of Subsection (b) and (c) above, then, as of the Termination Effective Date, all obligations of the parties with respect to the Suite 400 Premises only shall cease and terminate in the same manner as upon expiration of the Term; provided, however, that Tenant shall remain liable hereunder for all obligations and liabilities which accrue under the Lease as it relates to the Suite 400 Premises through the Termination Effective Date, including, without limitation, Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses and Taxes. Any such amounts not due and payable prior to the Termination Effective Date, but which relate to the period prior to the Termination Effective Date, shall be paid by Tenant to Landlord within ten (10) days of Tenant’s receipt of an invoice therefor from Landlord.

(e) No Default. Tenant may exercise the Termination Option only if Tenant is not in default under any term or condition of the Lease beyond any applicable notice and cure period as of either the date of the Termination Notice or on the Termination Effective Date.

6. Contingency. The parties hereby acknowledge and agree that Suite 540 is currently occupied by an existing tenant (“Existing Tenant”) pursuant to a lease agreement. Accordingly, in the event that Landlord is unable to recover possession of Suite 540 from the Existing Tenant on terms acceptable to Landlord in its sole discretion, or in the event that Suite 540 is not surrendered to Landlord on or prior to the Suite 540 Commencement Date in an appropriate condition, then the Suite 540 Commencement Date and the Suite 540 Rent Commencement Date shall be extended until Suite 540 has been surrendered and delivered to Landlord in an appropriate condition (in which event other applicable dates shall be similarly extended).

7. Letter of Credit. Landlord and Tenant acknowledge and agree that, pursuant to Section 5 of the Rider to Lease, Landlord approved Texas Capital Bank as the issuer of the Letter of Credit so long as it retained a minimum rating of BBB by Standard & Poors. As of the date of this Amendment, Texas Capital Bank has a credit rating of BBB- by Standard & Poors. Notwithstanding the foregoing, Landlord will continue to accept Texas Capital Bank as the issuer of the Letter of Credit so long as it retained a minimum rating of BBB- by Standard & Poors.

8. Signage. Tenant shall have the right to have the top position on the multi-tenant monument sign for the Building for the remainder of the Term, as the same may be extended.

9. Brokers. Tenant and Landlord each hereby represents and warrants to the other that such representing party has not dealt with any real estate brokers or leasing agents, except Cushman & Wakefield of Texas, Inc., who represents Tenant, and CBRE, Inc., who represents Landlord (collectively the “Brokers”). No commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Brokers, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than the Brokers) and arising out of or in connection with the negotiation and execution of this Amendment. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all loss, costs, damages or expenses, including, without limitation, all reasonable attorneys’ fees and disbursements by reason of any claim of or liability to any broker, agent, entity or person claiming through Landlord and arising out of or in connection with the negotiation and execution of this Amendment.

10. Governing Law. This Amendment is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the State of Texas without regard to its conflicts of law rules.

11. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically. An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if a paper original of this Amendment had been delivered and had been signed using a handwritten signature. Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature. If this Amendment has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

12. Miscellaneous. With the exception of those matters set forth in this Amendment, Tenant’s leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern. Except as expressly modified by this Amendment, all other terms and conditions of the Lease are hereby ratified and affirmed. This Amendment may be executed in any number of counterparts, and delivery of any counterpart to the other party may occur by electronic or facsimile transmission; each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute one agreement. An executed Amendment containing the signatures (whether original, faxed or electronic) of all the parties, in any number of counterparts, is binding on the parties. The parties acknowledge that the Lease is a valid and enforceable agreement and that as of the date of this Amendment, Tenant has no actual knowledge of any circumstances that would give rise to any claim in favor of Tenant against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

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IN WITNESS WHEREOF, this Fourth Amendment is dated effective as of the date and year first written above.

LANDLORD:

20 GREENWAY PLAZA LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,

a Delaware limited liability company, its authorized signatory

By:	/s/ Ben Wobschall	Date: May 15, 2019
Name:	Ben Wobschall
Title:	Director – Acquisitions/Dispositions

By:	/s/ Dana L. Maudlin-Frey	Date: May 15, 2019
Name:	Dana L. Maudlin-Frey
Title:	Senior Acquisition Consultant

TENANT:

SUNNOVA ENERGY CORPORATION,

a Delaware corporation

By:	/s/ Stuart D. Allen	Date: May 15, 2019
Name:	Stuart D. Allen
Title:	EVP – HR & Administrative Services

EXHIBIT A

Suite 540